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                                                                    EXHIBIT 23.1

                                    CONSENT

     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated March 8, 1996 with respect to the financial statements and financial statement schedule of Bresnan Communications Company Limited Partnership and to our reports dated May 16, 1996 with respect to the balance sheets of Bresnan Communications Company Holding, L.P. and BCC Holding Capital Corporation, included in the Registration Statement on Form S-1 and related Prospectus of Bresnan Communications Company Holding, L.P. and BCC Holding Capital Corporation, for the registration of $100,000,000 Senior Debentures Due 2008.

                                          ERNST & YOUNG LLP

New York, New York
May 21, 1996